Exhibit 99.1

PRESS RELEASE

Monterey Pasta Company

1528 Moffett Street

Salinas, California 93905

831/753-6262

CONTACT:	Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereypasta.com
Scott Wheeler, Chief Financial Officer, Ext. 141 scottw@montereypasta.com

FOR IMMEDIATE RELEASE

MONTEREY PASTA REPORTS SECOND QUARTER RESULTS

•              Second quarter net sales decrease 2% compared with 2003

•              Reports second quarter loss of $.04 per share

•              Record high raw material costs hurt results

SALINAS, CA (July 27, 2004) — Monterey Pasta Company (NASDAQ: PSTA) today reported a net loss for the quarter ended June 27, 2004 of $543,000, or a loss of $.04 per share (diluted) on net revenues of $14,988,000. This result compares with net income of $491,000 for the quarter ended June 29, 2003, which produced net earnings of $.03 per share (diluted), on net revenues of $15,311,000.  On a year-to-date basis, Monterey Pasta reported a net loss of $1,024,000, or $.07 per share (diluted) on sales of $31,373,000.”

Mr. Jim Williams, President/CEO of Monterey Pasta, explained, “Although gross sales came in as projected, net sales for the quarter fell short of our earlier projection due to a late charge-back from a club customer.

Continuing, Mr. Williams stated, “Earnings for the second quarter were significantly affected by four key factors when compared to the same quarter one year ago.  First, increased raw material costs reduced gross margins by 3.3% (especially dairy, eggs and protein items.)  Second, higher workers’ compensation costs impacted gross margins by 2.5%.  Third, lower utilization of plant and equipment in our Salinas facility due to lower pasta sales reduced gross margins by 1.8%. Finally, legal fees and related costs associated with the BC-USA litigation, which has now been settled, reduced operating margins by 1%.  Without these exceptional costs, we would have been clearly profitable for the quarter.”

Mr. Williams further stated, “While the second quarter results fell short of what we hoped for, we are encouraged by the steady progress we are making on key initiatives, especially new products.  Products not being sold a year ago accounted for over $5 million in sales for the quarter.  These included CIBO Naturals products, our CarbSmart™ brand of low-carb products, low-carb Grilled Wrap Sandwiches, and our “quick-prep” refrigerated entrees.  Additionally, we have been successful in reducing operating costs and saw significant savings in several areas compared to our first quarter costs.”  In closing, Mr. Williams stated, “With the positive momentum from new product sales, we have high expectations that we could return to profitability in the third quarter.  Of course, continued high raw materials or other exceptional costs would affect our profitability.”

This press release contains forward-looking statements concerning the effect of Monterey Pasta’s corporate acquisitions and product innovations on projected sales for future periods by product including without limitation statements including such terms as “plans”, “expect”, “should”, “present”, “in coming months”, “significant progress”, “moving forward”, “building” and “development”.  These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Pasta’s actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of CIBO Naturals’ operations, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Pasta’s ability to source competitively priced raw materials to achieve historical operating margins.  In addition, the Company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

The Company has provided additional information regarding risks associated with the business in the Company’s Annual Report on Form 10-K for fiscal 2003, and its Reports of Material Event on Forms 8-K filed February 5, 2004, February 10, 2004, April 12, 2004, May 3, 2004, its Quarterly Report on Form 10-Q for the first quarter of 2004, and its Proxy Statement filed June 21, 2004.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California,  its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington.  Monterey Pasta has national distribution of its products in over 9,500 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

TABLE TO FOLLOW

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s $ except earnings per share numbers and share totals)

	Second Quarter Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Net revenues	14,988	15,311	31,373	31,388
Cost of sales	11,515	10,360	23,418	20,853

Gross profit	3,473	4,951	7,955	10,535
Selling, general and administrative expenses	4,373	4,382	9,553	8,507
Operating income	(900)	569	(1,598)	2,028

Other income/(expense), net	23	—	35	—

Interest income/(expense), net	(41)	22	(67)	45

Income before provision for income tax benefit/(expense)	(918)	591	(1,630)	2,073
Provision for income tax benefit/(expense)	375	(100)	606	(670)

Net income (loss)	(543)	491	(1,024)	1,403

Basic income (loss) per share	(0.04)	0.03	(0.07)	0.10

Diluted income (loss) per share	(0.04)	0.03	(0.07)	0.10

Primary shares outstanding	14,374,071	14,202,865	14,296,453	14,201,727

Diluted shares outstanding	14,499,614	14,369,809	14,447,973	14,390,962